Exhibit 21

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION

Ability, Inc.	Oregon

ADA Site Compliance, LLC	Delaware

Criterion 508 Solutions, Inc.	Iowa

Equally AI Ltd.	Israel